Exhibit 99.1

Aegis Communications Group, Inc. Announces Lawsuit by AllServe Systems PLC

AllServe Systems PLC and its wholly-owned subsidiary AllServe Systems, Inc. filed suit in the Court of Chancery of the State of Delaware against Aegis Communications Group, Inc.  The complaint alleges, among other things, breach of contract and breach of the duty of good faith and fair dealing arising out of the alleged breach by Aegis of the Agreement and Plan of Merger by and among AllServe Systems PLC, AllServe Systems, Inc., and Aegis Communications Group, Inc., dated July 11, 2003, which Aegis terminated in accordance with its terms on November 5, 2003.  Previously, on July 14, 2003, Aegis announced that it had signed the Agreement and Plan of Merger by which AllServe would acquire Aegis by merging a wholly-owned subsidiary of AllServe into Aegis for approximately $22.75 million plus the assumption of all trade liabilities.  Subsequently, on November 5, 2003, the Company terminated the Agreement and Plan of Merger with AllServe and signed and closed an alternative transaction with Deutsche Bank AG—London acting through DB Advisors, LLC as investment advisor and Essar Global Limited pursuant to a Note and Warrant Purchase Agreement.

Based on the complaint, the plaintiffs are apparently seeking to restrain the Company from consummating its recently announced, and already consummated, transaction with Deutsche Bank and Essar and to specifically enforce the Agreement and Plan of Merger with AllServe, or in the alternative, monetary damages and payment of a break-up fee.

Herman M. Schwarz, Chief Executive Officer of Aegis, stated that “We believe this lawsuit is without merit, and we intend to vigorously defend against it.  We closed the transaction with Deutsche Bank and Essar on November 5, 2003, and we expect that the transaction, which produced a better result for our creditors, equity holders and employees, will be upheld.”

About Aegis Communications Group, Inc.  Aegis is a marketing services company that shows companies how to make customer care and acquisition more profitable.  Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 5,100 production workstations.  Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this document that are not based on historical facts are “forward-looking statements.”  Terms such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “may,” “should,” “will,” the negatives thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to:  the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and financial markets’ willingness to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the

Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements.  The Company does not intend to update any of those forward-looking statements.